CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Genesis Biopharma, Inc.

We consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form S-3 of our report dated April 14, 2011, relating to the financial statements of Genesis Biopharma, Inc. as of December 31, 2010 and 2009 and for the years then ended, which appears in the Genesis Biopharma, Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and 2009 filed with the Securities and Exchange Commission on April 14, 2011.  We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California
September 13, 2011